Energy East Corporation Elects Two New Directors

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, January 7, 2005 - Energy East Corporation [NYSE:EAS] today announced that its Board of Directors elected two new independent directors, John T. Cardis and Seth A. Kaplan.

Mr. Cardis, 63, retired as a partner of Deloitte & Touche USA, LLP in 2004 and has more than 40 years of experience in finance, accounting and corporate governance. He served on the executive committee of Deloitte & Touche for 18 years and was a member of its board of directors for eight years. Mr. Cardis is also a director of Edwards Lifesciences Corporation and Avery Dennison Corporation. He is a graduate of Marian College, holds an honorary Doctorate degree from Marian College and is also a graduate of the Harvard University Graduate School of Business Advanced Management Program.

Mr. Kaplan, 49, was until last year a partner at Wachtell, Lipton, Rosen & Katz where he specialized in corporate law for 22 years. Mr. Kaplan is a Coadjutant member of the faculty at Rutgers University School of Law Newark. He is a graduate of Harvard College and earned his law degree from Rutgers University School of Law Newark.

"We are delighted to have John and Seth join the Energy East Board given their outstanding business experience and demonstrated integrity," said Wes von Schack, Chairman and Chief Executive Officer of Energy East." With certain directors retiring later this year, these additions ensure continuity of leadership and depth of business expertise on our Board," added von Schack.

About Energy East: Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.

Contact:	Scott Martin Manager, Investor Relations (207) 688-4336